Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-211335, 333-216200, 333-223153 and 333-229770 on Form S-8 of our reports dated March 1, 2021, relating to the consolidated financial statements of Acacia Communications, Inc. and subsidiaries, and the effectiveness of Acacia Communications, Inc. and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 1, 2021